                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12


--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                   SDL, INC.
                               80 Rose Orchard Way
                         San Jose, California 95134-1365

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 18, 2000

        The Annual Meeting of Stockholders (the "Annual Meeting") of SDL, Inc. (the "Company"), will be held at the Wyndham Garden Hotel, 1300 Chesapeake Terrace, Sunnyvale, California, on Thursday, May 18, 2000, at 9:00 a.m. Pacific time, for the following purposes:

               1. To elect two Class 3 directors to hold office until the 2003 annual meeting of stockholders and until their successors have been elected or appointed.

               2. To approve an amendment to the Company's 1995 Employee Stock Purchase Plan increasing the number of shares reserved for issuance thereunder from 4,600,000 shares to 5,500,000 shares and making certain other procedural changes to the plan.

               3. To approve an amendment to the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock.

               4. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for 2000.

               5. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

        The foregoing matters are described in more detail in the enclosed Proxy Statement, which is attached and made a part hereof.

        The Board of Directors has fixed the close of business on March 23, 2000 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof.

        WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD AT YOUR EARLIEST CONVENIENCE TO ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. IF YOU SEND IN YOUR PROXY AND THEN DECIDE TO ATTEND THE ANNUAL MEETING TO VOTE YOUR SHARES IN PERSON, YOU MAY STILL DO SO. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.

                                      By Order of the Board of Directors,


                                      Michael L. Foster,
                                      Vice President, Finance and Chief
                                      Financial Officer and Secretary

San Jose, California
April 11, 2000

                MAILED TO STOCKHOLDERS ON OR ABOUT APRIL 11, 2000

                                    SDL, INC.
                               80 ROSE ORCHARD WAY
                         SAN JOSE, CALIFORNIA 95134-1365
                             ----------------------

                                 PROXY STATEMENT

GENERAL INFORMATION

        This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of SDL, Inc., a Delaware corporation (the "Company"), of proxies in the accompanying form for use in voting at the Annual Meeting of Stockholders to be held on Thursday May 18, 2000, at 9:00 a.m. Pacific time, at Wyndham Garden Hotel, 1300 Chesapeake Terrace, Sunnyvale, California, and any adjournment or postponement thereof (the "Annual Meeting"). The shares represented by the proxies received, properly dated and executed, and not revoked will be voted at the Annual Meeting.

        Except where the context otherwise requires or specific reference is otherwise made, all references to numbers of shares, options to purchase shares and the exercise prices of options to purchase shares in this proxy statement reflect the effects of the Company's March 2000 2-for-1 stock split effected in the form of a 100% stock dividend (the "Stock Split").

REVOCABILITY OF PROXIES

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

RECORD DATE, SHARE OWNERSHIP AND QUORUM

        The close of business on March 23, 2000 has been fixed as the record date (the "Record Date") for determining the holders of shares of Common Stock of the Company entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had 72,748,983 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. The presence at the Annual Meeting of a majority, or approximately 36,374,492 of these shares of Common Stock of the Company, either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Each outstanding share of Common Stock on the Record Date is entitled to one vote on all matters, except for the election of directors in which stockholders may vote cumulatively.


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


        SOLICITATION AND VOTING PROCEDURES

        The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company's Common Stock. The Company may conduct further solicitations personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitations. The Company will request brokers and nominees who hold stock in their names to furnish proxy material to beneficial owners of the shares and will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation material to such beneficial owners.

        An automated system administered by the Company's transfer agent will tabulate votes cast by proxy at the Annual Meeting, and an employee of the transfer agent will tabulate votes cast in person at the Annual Meeting. Each share of Common Stock outstanding on the record date will be entitled to one vote on all matters, except for the election of directors in which stockholders may vote cumulatively. The approval of the amendment to the Company's 1995 Employee Stock Purchase Plan and the ratification of the independent auditors for the Company for the current year will require the affirmative vote of a majority of the shares of the Company's Common Stock present or represented and entitled to vote at the Annual Meeting. The amendment of the Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock will require the affirmative vote of a majority of the shares of the Company's outstanding Common Stock. Abstentions are treated as shares present or represented and entitled to vote for the purposes of determining whether a matter has been approved by the stockholders and therefore have the same effect as negative votes. Broker non-votes and shares as to which proxy authority has been withheld with respect to any matter are not deemed to be entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained and effectively count as votes against Proposal No. 3, the Amendment to the Certificate of Incorporation. However, with respect to Proposals No. 2 and 4 requiring the affirmative vote of a majority of the shares present and entitled to vote, broker non-votes shall have no effect.


                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

        The number of directors on the Board is currently fixed at five. The Company's Certificate of Incorporation divides the Company's Board of Directors into three Classes. The members of each class of directors serve staggered three-year terms. The Board is composed of two Class 1 directors (Dr. Scifres and Mr. Geeslin), one Class 2 director (Dr. Myers) and two Class 3 directors (Dr. Schwettmann and Mr. Holbrook), whose terms will expire upon the election and qualification of directors at the Annual Meeting of Stockholders held in 2001, 2002 and 2000, respectively. At each annual meeting of stockholders, directors will be elected for a full term of three years to succeed those directors whose terms are expiring.


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


        In voting for directors, each stockholder is entitled to cast that number of votes equal to the number of directors to be elected multiplied by the number of shares of Common Stock held by such stockholder. Such votes may be cast for one candidate or distributed in any manner among the nominees for director. However, the right to cumulate votes in favor of one or more candidates may not be exercised until the candidate or candidates have been nominated and a stockholder has given notice at the Annual Meeting of the intention to do so. The candidates receiving the highest number of affirmative votes will be elected, up to the number of directors to be elected. The persons authorized to vote shares represented by executed proxies in the enclosed form (if authority to vote for the election of directors is not withheld) will have full discretion and authority to vote cumulatively and to allocate votes among any or all of the nominees as they may determine or, if authority to vote for a specified candidate or candidates has been withheld, among those candidates for whom authority to vote has not been withheld.

        Unless marked otherwise, proxies received will be voted FOR the election of the nominees named below. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will ensure the election of the nominees listed below.

        Two Class 3 directors are to be elected at the Annual Meeting to serve until the 2003 Annual Meeting of Stockholders or until successors are duly elected or appointed and qualified or until the directors' earlier resignation or removal. The Board has no reason to believe that the persons named below will be unable or unwilling to serve as nominees or as directors, if elected.

        Certain information about each of the nominees for Class 3 director is furnished below:

        Dr. Schwettmann has been a director of Company since October 1994. Dr. Schwettmann served as President, Chief Operating Officer and a Director of Read-Rite Corporation from May 1993 until his retirement in May 1997. Dr. Schwettmann has held positions as Chairman of the Advisory Committee for Integrated Systems at Stanford University, member of the Board of the Applied Technology Institute for Microelectronics and member of the Board of SEMATECH. He currently serves on the Board of Actel Corporation. Prior to joining Read-Rite, Dr. Schwettmann worked for Hewlett-Packard Company from 1976 to 1993, his most recent position being Vice President and General Manager of the Circuit Technology Group. Dr. Schwettmann received his B.Ch.E. degree from The City College of New York in 1961, his M.Ch.E. degree from New York University in 1964, and his Ph.D.Ch.E. degree from The City University of New York in 1969.


        Mr. Holbrook has been a Director of the Company since December 1995. Mr. Holbrook retired as Chief Technical Officer of Advanced Micro Devices ("AMD") in August 1994. Mr. Holbrook joined AMD in 1973 and served in a number of executive capacities. He was elected a corporate officer in 1978 and in 1982 was named Executive Vice President and Chief Operating Officer. In 1986 Mr. Holbrook was named President of AMD and elected to AMD's board of directors. In 1989 he moved from Chief Operating Officer to Chief Technical Officer and in 1990 from President to Vice Chairman, a position he held until April 1996. Prior to joining AMD, Mr. Holbrook held engineering management positions with Fairchild Semiconductor and Computer Micro Technology Corporation. Mr. Holbrook received a B.S. degree in engineering from UCLA in 1963 and an M.S. degree in electrical engineering from Stanford University in 1966.


        The Board of Directors recommends a vote FOR the election of the nominees named.

RELATIONSHIPS AMONG DIRECTORS OR EXECUTIVE OFFICERS

        There are no family relationships among any of the directors or executive officers of the Company.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

        The Company's Board of Directors met eleven times during 1999. None of the directors attended fewer than 75% of all the meetings of the Board and those committees of the Board on which he served. Directors of the Company who are not employees of the Company receive automatic grants under the SDL, Inc. 1995 Stock Option Plan (the "Option Plan") of options to purchase 9,000 shares upon initial election to the Board and 1,500 shares annually thereafter for continuing directors following each annual meeting of stockholders. In addition, in November 1996, the Board of Directors approved a non-employee director compensation package consisting of (i) an annual fee of $12,000 per year, payable quarterly in arrears, and (ii) reimbursement of expenses incurred in connection with attending meetings of the Board.

        The Audit Committee currently consists of Mr. Geeslin and Mr. Holbrook. The Audit Committee, which met four times in 1999, recommends to the Board of Directors the engagement of the firm of certified public accountants to audit the financial statements of the Company for the fiscal year for which they are appointed, and monitors the effectiveness of the audit effort and the Company's financial and accounting organization and financial reporting.

        The Compensation and Stock Option Committee currently consists of Dr. Myers and Dr. Schwettmann. Its functions are to establish and review the compensation policies applicable to the Company's executive officers and to administer the Option Plan and the SDL, Inc. 1995 Employee Stock Purchase Plan (the "Purchase Plan"), including determining the individuals to receive options and the terms of such options. The Compensation and Stock Option Committee met twelve times in 1999.


                                 PROPOSAL NO. 2

        APPROVAL OF AN AMENDMENT TO THE 1995 EMPLOYEE STOCK PURCHASE PLAN

        The Company's stockholders are being asked to act upon a proposal to approve the action of the Board of Directors amending and restating the Company's 1995 Employee Stock Purchase Plan (the "Purchase Plan"). Ratification of the proposal requires the affirmative vote of a majority of the shares of Common Stock voting on the proposal in person or by proxy. In the following discussion of the Purchase Plan capitalized terms have the same meanings as defined in the Purchase Plan, unless otherwise noted.

        The Board of Directors of the Company amended and restated the Purchase Plan in February 2000, to effect the following, subject to stockholder approval:
(i) increase the maximum number of shares of the Company's Common Stock which shall be made available for sale under the Purchase Plan by 900,000 shares to a total of 5,500,000 shares, as adjusted for the March 2000 Stock Split, (ii) adopt a limit of 800 shares that may be purchased by any employee during any two-year Purchase Period under the Purchase Plan and a limit of 200 shares that may be purchased by any employee for each six month Accrual Period under the Purchase Plan, in each case as adjusted for the March 2000 Stock Split, and
(iii) amend certain other sections of the Purchase Plan addressing the administration of the Purchase Plan.

        Amended Plan Benefits. The Board of Directors believes that the attraction and retention of high quality personnel are essential to the Company's continued growth and success and that an incentive plan such as the Purchase Plan is necessary for the Company to remain competitive in its compensation practices. In the absence of an increase in the available shares, insufficient shares will be available for purchase under the Purchase Plan for future planned Purchase Periods (as defined below). The limits that are being placed on the number of shares which may be purchased during each Accrual Period and Purchase Period will help the Company maintain a sufficient number of shares available for future purchase under the Purchase Plan.

        The Board of Directors recommends a vote FOR the ratification and approval of the amendment to the Company's 1995 Employee Stock Purchase Plan.

        GENERAL DESCRIPTION OF THE PURCHASE PLAN

        The following summary of the Purchase Plan, including the proposed amendment, is qualified in its entirety by the specific language of the Purchase Plan, a copy of which is available to any stockholder upon request.

        The purpose of the Purchase Plan is to provide employees of the Company who participate in the Purchase Plan with an opportunity to purchase Common Stock of the Company through payroll deductions. The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify as an "employee stock purchase plan" under the provisions of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). Employees of the Company and its designated subsidiaries are eligible to participate in the Purchase Plan. Directors who are not employees are not eligible to participate.

        In January 1995 the Board of Directors adopted, and in February 1995 the stockholders approved, the Purchase Plan. An aggregate of 300,000 shares of the Company's Common Stock was reserved for issuance under the Purchase Plan and made available for purchase thereunder, subject to adjustment in the event of a stock split, stock dividend or other similar change in the Common Stock or the capital structure of the Company. In May 1996 the Company declared a three-for-two split of its Common Stock, which was effected in the form of a 50% stock dividend, thus increasing the number of shares then reserved for issuance under the Purchase Plan to 450,000 shares. In February 1998, the Board of Directors approved and in May 1998 the stockholders ratified, an amendment to the Purchase Plan increasing the number of shares available for issuance thereunder from 450,000 shares to 850,000 shares. In February 1999, the Board of Directors approved and in May 1999 the stockholders ratified an amendment to the Purchase Plan increasing the number of shares available for issuance thereunder from 850,000 shares to 1,150,000 shares. In addition, in June 1999, the Company completed a two-for-one split of its Common Stock, which was effected in the form of a 100 percent stock dividend, thus increasing the number of shares then reserved for issuance under the Purchase Plan to 2,300,000 shares. In March 2000 the Company completed another two-for-one split of its Common Stock, which was also effected in the form of a 100 percent stock dividend, thus increasing the number of shares then reserved for issuance under the Purchase Plan to 4,600,000 shares. Finally, the Board of Directors has approved, subject to stockholder approval, a further amendment to the Purchase Plan to increase the number of shares available for issuance thereunder from 4,600,000 to 5,500,000 shares. As of March 23, 2000, 2,716,584 shares of Common Stock had been sold pursuant to the Purchase Plan at a weighted average price of $3.63 per share, with 1,883,416 shares available for future issuance under the Purchase Plan.

        Any person who is employed by the Company (or any of its majority-owned subsidiaries for whom the appropriate regulatory filings and action by the Board of Directors have been made) for at least 20 hours per week and more than five months in a calendar year is eligible to participate in the Purchase Plan provided that the employee is employed on the first day of a Purchase Period and subject to certain limitations imposed by Section 423(b) of the Code. Eligible employees become participants in the Purchase Plan by delivering to the Company a subscription agreement authorizing payroll deductions prior to the commencement of the applicable Purchase Period.

        Under the Purchase Plan, an option is granted to each participant at the commencement of each 24-month period (a "Purchase Period") during which deductions are made from the pay of participants (in accordance with their authorizations) and credited to their accounts under the Purchase Plan. A new 24-month Purchase Period commences on or about each April 10 and October 10. Purchases of stock are made on the last day of each of four six-month "Accrual Periods" during the Purchase Period. Each Purchase Period terminates automatically prior to the expiration of 24 months if the average fair market value of the Company's Common Stock on the last three days of an Accrual Period within the Purchase Period is less than its fair market value on the first day of the Purchase Period, and the employee will be enrolled in the new Purchase Period commencing the following day. Payroll deductions may be from 1% to 10% (in whole percentage increments) of a participant's compensation. Participants may not make direct cash payments to their accounts. The maximum number of shares of Common Stock any employee may purchase in any two-year Purchase Period is 800 shares, and the maximum number of shares of Common Stock which any employee may purchase in any six-month Accrual Period is 200 shares. Certain additional limitations on the amount of Common Stock which may be purchased in any calendar year are imposed by the Code.

        The price per share at which shares of Common Stock are purchased pursuant to the Purchase Plan for any Purchase Period is the lesser of (a) 85% of the fair market value of Common Stock on the date of the grant of the option (the commencement of the Purchase Period) or (b) 85% of the fair market value of Common Stock on the date of exercise of the option (the last business day of an Accrual Period). Fair market value of the Common Stock


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


for any date is determined by averaging the closing sales prices for the Common Stock on the three trading days prior to the date of determination. On the last business day of each Accrual Period, amounts credited to the accounts of the participants who have neither been terminated from the employ of the Company (or designated subsidiary) nor withdrawn from the Purchase Plan for such Purchase Period are used to purchase shares of Common Stock. Only amounts credited to the accounts of participants may be applied to the purchase of shares of Common Stock under the Purchase Plan. The number of shares of Common Stock which may be purchased is subject to adjustment in the event of a stock split, stock dividend or other similar change in the Common Stock or the capital structure of the Company. If the plan administrator determines that on a given exercise date the number of shares with respect to which options are to be exercised may exceed
(a) the number of shares then available for sale under the Purchase Plan or (b) the number of shares available for sale under the Purchase Plan on the enrollment dates of one or more of the Purchase Periods in which such exercise date is to occur, the plan administrator is authorized to apportion the available shares remaining on such enrollment dates or exercise dates pro rata among participating employees on the basis of their election in effect for such Purchase Period or Accrual Period, and shall either continue all Purchase Periods then in effect or terminate any one or more Purchase Periods then in effect. The Company makes no cash contributions to the Purchase Plan, but bears the expenses of administration. The Purchase Plan is administered by the Compensation and Stock Option Committee, which has the authority to determine the terms and conditions under which shares are to be offered and corresponding options are to be granted under the Purchase Plan for any Purchase Period during the term of the Purchase Plan, and to resolve all questions immediately relating to the administration of the Plan. The Purchase Plan will terminate on the date preceding the twentieth anniversary of its date of adoption, unless earlier terminated by the plan administrator.

        Notwithstanding the foregoing, (i) no employee will be permitted to subscribe for shares under the Purchase Plan if, immediately after the grant of the option, the employee would own 5% or more of the voting power or value of all classes of stock of the Company or of a parent or of any of its subsidiaries (including stock which may be purchased under the Purchase Plan or pursuant to any other options), and (ii) no employee shall be granted an option which would permit the employee to buy pursuant to the Purchase Plan more than $25,000 worth of stock (determined at the fair market value of the shares at the time the option is granted) in any calendar year.

        A participant may decrease the rate of his or her payroll deduction for the remainder of a Purchase Period by filling out the appropriate form and delivering it to the Company (or its designee). The reduced rate will become effective with the first full payroll period after the Company receives the form unless the Company elects to process changes more quickly, and will remain in effect for the entire Purchase Period and each subsequent Purchase Period.

        A participant may also increase his or her rate of payroll deduction (to the 10% maximum allowed by the Purchase Plan) for future Accrual Period(s) within a Purchase Period and future Purchase Periods by filing a new payroll deduction authorization with the Company one business day prior to the commencement of the upcoming Accrual Period. The new rate will become effective on the first day of the Accrual Period following the filing of


                                       8
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the new authorization and will remain in effect for the entire Purchase Period and each subsequent Accrual Period and Purchase Period.

        A participant's interest in a given Purchase Period may be terminated in whole, but not in part, by signing and delivering to the Company a notice of withdrawal from the Purchase Plan. Such withdrawal may be elected at any time prior to the end of the applicable six-month Accrual Period. Any withdrawal by the participant of accumulated payroll deductions for a given Purchase Period automatically terminates the participant's interest in that Purchase Period. The failure to remain in the continuous employ of the Company (or a designated subsidiary) for at least 20 hours per week and more than five months in a calendar year during a Purchase Period will be deemed to be a withdrawal from that Purchase Period.

        No rights or accumulated payroll deductions of a participant under the Purchase Plan may be pledged, assigned or transferred for any reason and any such attempt may be treated by the Company as an election to withdraw from the Purchase Plan.

        CERTAIN FEDERAL TAX CONSEQUENCES

        The following discussion summarizes certain tax considerations for participants in the Purchase Plan and certain tax effects to the Company. State, local and foreign tax consequences may differ.

        Amounts deducted from a participant's pay under the Purchase Plan are part of the employee's regular compensation and remain subject to federal, state and local income and employment withholding taxes. A participant will not recognize any additional income at the time the participant elects to participate in the Purchase Plan, or purchases Common Stock under the Purchase Plan.

        If a participant disposes of Common Stock purchased pursuant to the Purchase Plan within two years after the first day of the Purchase Period or within one year of the purchase of Common Stock (the "Minimum Holding Period"), the participant will recognize, for federal tax purposes, ordinary compensation income at the time of disposition of the Common Stock in an amount equal to the excess of the fair market value of the Common Stock on the day the Common Stock was purchased over the purchase price the participant paid for the Common Stock. This amount may be subject to withholding for taxes. In addition, a participant generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the disposition of the Common Stock and the participant's basis in the Common Stock (that is, the purchase price plus the amount taxed as compensation income).

        If a participant disposes of Common Stock purchased pursuant to the Purchase Plan at any time after the Minimum Holding Period, the participant will recognize, for federal tax purposes, ordinary compensation income at the time of such disposition in an amount equal to the lesser of (a) the excess (or zero if there is no excess) of the fair market value of the Common Stock at the time of such disposition over the amount paid for the Common Stock, or (b) 15% of the fair market value of the Common Stock on the first day of the Purchase Period. In addition, the participant generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the disposition of the


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


Common Stock and the participant's basis in the stock (that is, the purchase price plus the amount, if any, taxed as compensation income).

        Although the amounts deducted from a participant's pay under the Purchase Plan generally are tax-deductible business expenses of the Company, the Company generally will not be allowed any additional deduction by reason of a participant's purchase of Common Stock under the Purchase Plan. However, if a participant disposes of Common Stock purchased pursuant to the Purchase Plan within the Minimum Holding Period, the Company should be entitled to a deduction in an amount equal to the compensation income recognized by the participant (subject to the requirements of reasonableness and perhaps, in the future, the satisfaction of a withholding obligation). If a participant disposes of Common Stock purchased under the Purchase Plan after the Minimum Holding Period, the Company will not receive any deduction for federal income tax purposes with respect to the Common Stock.


                                        PROPOSAL NO. 3

              APPROVAL OF AN AMENDMENT TO THE COMPANY'S AMENDED AND
          RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER
                      OF AUTHORIZED SHARES OF COMMON STOCK

        INTRODUCTION

        The Company's Restated Certificate of Incorporation, as amended, currently authorizes the issuance of one hundred forty-one million (141,000,000) shares of capital stock of which one hundred forty million (140,000,000) shares have been designated as Common Stock, with a par value of $.001 per share, and one million (1,000,000) shares have been designated Preferred Stock, with a par value of $.001 per share, of which two hundred seventy-one thousand six hundred twenty-eight (271,628) shares have been denominated as Series A Preferred Stock and three hundred thousand (300,000) shares are denominated as Series B Preferred Stock. The Board of Directors on March 23, 2000, adopted a resolution proposing that the Restated Certificate of Incorporation be amended to increase the authorized number of shares of capital stock to two hundred eighty-one million (281,000,000) shares of which two hundred eighty million (280,000,000) shares shall be Common Stock and one million (1,000,000) shares shall be Preferred Stock, subject to stockholder approval of the amendment.

        PROPOSED AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION

        The principal purpose of the proposed amendment is to authorize additional shares of Common Stock which will be available in the event that the Board of Directors determines that it is necessary or appropriate, among other things, to effect future stock dividends or stock splits, to raise additional capital through the sale of securities, to acquire another company or its business or assets through the issuance of securities.

        If the proposed amendment were to be adopted, the aggregate number of authorized shares of Common Stock would be increased from one hundred forty million (140,000,000) shares to two hundred eighty million (280,000,000) shares and, based on the balance of


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


authorized but unissued shares of Common Stock as of March 23, 2000, approximately 191,708,058 shares of Common Stock would be available for future issuance by the Board of Directors without any stockholder approval, except in accordance with the requirements of the Nasdaq Stock Market or the Delaware General Corporation Law. If the proposed amendment is not approved, the number of authorized shares will remain the same and management will have more limited flexibility to do the things described above. The Board has no immediate plans, understandings, agreements or commitments to issue any of the additional shares of Common Stock. The Board, depending on market and other business conditions, may in the future give consideration to additional stock dividends or splits.

        There will be no change in the voting rights, liquidation rights, preemptive rights or any other stockholder rights as a result of the proposed amendment. The additional shares might be issued at such times and under such circumstances as to have a dilutive effect on earnings per share and on the equity ownership of the present holders of Common Stock.

        Under the Company's Restated Certificate of Incorporation, as amended, the Company's stockholders do not have preemptive rights with respect to sales or issuances of the Common Stock. Thus, should the Board of Directors elect to issue additional shares of Common Stock, existing stockholders would not have any preferential rights to purchase such shares. In addition, if the Board of Directors elects to issue additional shares of Common Stock, such issuance could have a dilutive effect on the earnings per share, voting power, and shareholdings of current stockholders.

        POTENTIAL ANTI-TAKEOVER EFFECT

        The proposed amendment could, under certain circumstances, have an anti-takeover effect, although this is not the intent of the proposal. The increased number of authorized shares of Common Stock could discourage, or be used to impede, an attempt to acquire or otherwise change control of the Company. The private placement of shares of Common Stock into "friendly" hands, for example, could dilute the voting strength of a party seeking control of the Company. Furthermore, certain companies have issued warrants or other rights to acquire additional shares of Common Stock to the holders of its Common Stock to discourage or defeat unsolicited share accumulation programs and acquisition proposals, which programs or proposals may be viewed by the Board of Directors as not in the best interest of the Company and its stockholders. Although the Company has no present intent to use the additional authorized shares of Common Stock for such purposes, if the proposed amendment is adopted, more capital stock of the Company would be available for such purposes than is currently available.

        VOTE NECESSARY TO APPROVE THE AMENDMENT

        The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, assuming a quorum is present, is necessary for approval of the amendment. Therefore, abstentions and broker non-votes (which may occur if a beneficial owner of stock where shares are held in a brokerage or bank account fails to provide the broker or the bank voting instructions as to such shares) effectively count as votes against the amendment.

        The Board of Directors recommends a vote FOR the amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of capital stock from one hundred forty-one million (141,000,000) shares to two hundred eighty-one million (281,000,000) shares of which two hundred eighty million (280,000,000) shares shall be Common Stock.



                                 PROPOSAL NO. 4

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        Ernst & Young LLP has served as the Company's independent auditors since 1983 and has been recommended to the Board of Directors as the Company's independent auditors for 2000. In the event that ratification of this selection of auditors is not approved by a majority of the shares of Common Stock voting at the Annual Meeting in person or by proxy, management will review its future selection of auditors. Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of Ernst & Young LLP as the independent auditors for the current year.

        Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with the opportunity to make a statement, if they desire to do so, and they are expected to be available to respond to appropriate questions.

        The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for 2000.

                                   MANAGEMENT

        EXECUTIVE OFFICERS AND DIRECTORS

        The executive officers and directors of the Company and their ages as of March 23, 2000 were as follows:

      Name                               Age    Position


      Donald R. Scifres                  53     Chairman of the Board, Chief
                                                Executive Officer and President

      Gregory P. Dougherty               40     Chief Operating Officer

      Michael L. Foster                  53     Vice President, Finance and
                                                Chief Financial Officer and
                                                Secretary

      David F. Welch                     39     Vice President of Corporate
                                                Development and Chief Technical
                                                Officer

      Keith B. Geeslin (1)               46     Director

      Anthony B. Holbrook (1)            60     Director

      Mark B. Myers (2)                  61     Director

      Frederic N. Schwettmann (2)        60     Director


        (1) Member of Audit Committee.

        (2) Member of Compensation and Stock Option Committee.

        Dr. Scifres has been Chief Executive Officer, President and a member of the Board of Directors of the Company since he helped found the Company in 1983. In 1992, Dr. Scifres became Chairman of the Board. Dr. Scifres earned a B.S. degree in electrical engineering from Purdue University in 1968, and M.S. and Ph.D. degrees in electrical engineering from the University of Illinois in 1970 and 1972, respectively. From 1972 to 1983 Dr. Scifres held increasingly responsible positions at the Xerox Palo Alto Research Center including Manager of Optoelectronics and Xerox Research Fellow. Dr. Scifres is a member of the National Academy of Engineering and a Fellow of the Institute of Electrical and Electronic Engineers and the Optical Society of America, holds over 100 U.S. patents and has won a number of industry awards, including awards for commercialization of semiconductor optoelectronics and laser technology. Dr. Scifres has also served as the President of the Laser and Electro-Optics Manufacturers' Association and the IEEE Lasers and Electro-Optics Society.

        Mr. Dougherty was appointed Chief Operating Officer of the Company upon creation of the position in August 1998. He joined the Company in March 1997 as Vice President, Communications Business Unit and Corporate Marketing and Sales. In June 1997, he was appointed Vice President Communications and Information Products. In December 1997, Mr. Dougherty was appointed Vice President, Components Group. Mr. Dougherty is also the President of SDL Optics. Prior to joining the Company, from 1989 to 1997, Mr. Dougherty was the Director of Product Management and Marketing at Lucent Technologies Microelectronics in the Optoelectronics Strategic Business Unit. From 1984 to 1989 he was employed by Laser Diode, Inc. in marketing and sales positions. Mr. Dougherty received a B.S. degree in Optics from Rochester University in 1983.

        Mr. Foster joined the Company as Interim Chief Financial Officer in July 1998 and was appointed Vice President, Finance and Chief Financial Officer and Secretary in September 1998. Prior to joining the Company, Mr. Foster was employed by California Microwave, Inc. from April 1979 through June 1998, the last eight years as Vice President and Treasurer. Prior thereto, Mr. Foster was employed by Watkins-Johnson Company, as a division financial officer, from June 1973 to April 1979. Mr. Foster holds a B.A. degree and an M.B.A. from Stanford University.

        Dr. Welch was appointed Vice President of Corporate Development and Chief Technical Officer in September 1998. He joined the Company in January 1985 as a member of the technical staff. In January 1991, he became Manager of the Research Department. In 1992, Dr. Welch was appointed Vice President, Research & Development. Dr. Welch became Vice President, Systems Group upon its creation in January 1996. Dr. Welch received a B.S. degree in electrical engineering from the University of Delaware in 1981 and a Ph.D. in electrical engineering from Cornell University in 1985. Dr. Welch is a fellow of the Optical Society of America (OSA) and a senior member of IEEE, holds over fifty U.S. patents and has won a number of industry awards including the 1992 Adolph Lomb Award from OSA, the 1998 Engineering Achievement Award from the Laser and Electro-Optical Society of IEEE and the 1999 Fraunhoffer Award from OSA.

        Mr. Geeslin has been a Director of the Company since July 1992. Mr. Geeslin is Senior Vice President of The Sprout Group, where he has been employed since 1984. In addition, he is a direct or indirect general or limited partner of a series of investment funds associated with The Sprout Group, a division of DLJ Capital Corporation, a subsidiary of Donaldson, Lufkin & Jenrette, Inc. Mr. Geeslin is also a director of Globespan, Inc., Paradyn Networks, Rhythms NetConnections and several privately held companies. Mr. Geeslin received a B.S.E.E. degree from Stanford University in 1975, an M.A. degree in Philosophy, Politics and Economics from Oxford College in 1977, and an M.S. degree in engineering-economic systems from Stanford University in 1978.

        Mr. Holbrook has been a Director of the Company since December 1995. Mr. Holbrook retired as Chief Technical Officer of Advanced Micro Devices ("AMD") in August 1994. Mr. Holbrook joined AMD in 1973 and served in a number of executive capacities. He was elected a corporate officer in 1978 and in 1982 was named Executive Vice President and Chief Operating Officer. In 1986 Mr. Holbrook was named President of AMD and elected to the board of directors. In 1989 he moved from Chief Operating Officer to Chief Technical Officer and in 1990 from President to Vice Chairman, a position he held until April 1996. Prior to joining AMD, Mr. Holbrook held engineering management positions with Fairchild Semiconductor and Computer Micro Technology Corporation. Mr. Holbrook received a B.S. degree in engineering from UCLA in 1963 and an M.S. degree in electrical engineering from Stanford University in 1966.

        Dr. Myers has been a Director of the Company since December 1992. Dr. Myers is Senior Vice President, Corporate Research and Technology of Xerox Corporation, responsible for worldwide research and technology. Since joining Xerox in 1964, Dr. Myers has held several research and engineering positions. He was named Vice President and Manager of the Webster Research Center in 1984. He was elected Corporate Vice President in May 1989 and was named to his current position in February 1992. Dr. Myers earned a B.S. degree in geology and physics from Earlham College, Richmond, Indiana, in 1960 and a Ph.D. in material sciences from Pennsylvania State University in 1964.

        Dr. Schwettmann has been a director of the Company since October 1994. Dr. Schwettmann served as President, Chief Operating Officer and a Director of Read-Rite Corporation from May 1993 until his retirement in May 1997. Dr. Schwettmann has held positions as Chairman of the Advisory Committee for Integrated Systems at Stanford University, member of the Board of the Applied Technology Institute for Microelectronics and member of the Board of SEMATECH. He currently serves on the Board of Actel Corporation. Prior to joining Read-Rite, Dr. Schwettmann worked for Hewlett-Packard Company from 1976 to 1993, his most recent position being Vice President and General Manager of the Circuit Technology Group. Dr. Schwettmann received his B.Ch.E. degree from The City College of New York in 1961, his M.Ch.E. degree from New York University in 1964, and his Ph.D.Ch.E. degree from The City University of New York in 1969.

EXECUTIVE COMPENSATION

COMPENSATION TABLES

        The following tables set forth certain information concerning compensation of and stock options held by the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers").

        The Company operates on a 52-53 week year ending on the Friday closest to December 31. For ease of discussion and presentation all fiscal year ends are referred to as ending on December 31.

                                  SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                                                     COMPENSATION
                                              ANNUAL COMPENSATION       AWARDS
                                             ----------------------  ------------
                                                                      SECURITIES
NAME AND PRINCIPAL POSITION                                           UNDERLYING      ALL OTHER
---------------------------           YEAR   SALARY($)  BONUS($)(1)    OPTIONS(2)   COMPENSATION(3)
                                      ----   ---------  -----------   -----------   ---------------
Donald R. Scifres..................   1999   $234,000   $315,900       100,000         $10,865
   Chairman of the Board,             1998    233,571         --            --           3,080
   Chief Executive Officer and        1997    222,412         --       100,000           3,868
   President
Gregory P. Dougherty...............   1999    209,206    235,357        80,000          80,975 (4)
   Chief Operating Officer            1998    183,347     37,100       120,400           2,586
                                      1997    120,582         --       112,000         114,154 (5)
David F. Welch.....................   1999    169,811    110,377        52,000          10,203
   Vice President of Corporate        1998    167,022         --        40,400           2,578
   Development and Chief Technical    1997    151,594         --        60,000           2,572
   Officer
Michael L. Foster..................   1999    150,000    135,009            --           9,196
   Vice President, Finance, Chief     1998     57,617         --       100,000              96
   Financial Officer and Secretary    1997


(1) Includes bonus amounts in the year earned, rather than in the year in which each such bonus amount was paid or is to be paid.

(2) Options granted pursuant to the Company's 1995 Stock Option Plan. The options vest annually over a four year period at the rate of 25% per year.

(3) Represents group term life insurance premiums paid by the Company and matching contributions paid by the Company under the Company's 401(k) plan.

(4) Includes $70,748 of loan forgiveness related to Mr. Dougherty's employment agreement.

(5) Includes $111,942 in relocation and related expenses paid to Mr. Dougherty in 1997.

                        OPTION GRANTS IN LAST FISCAL YEAR

        The following table provides certain information with respect to the grant of stock options under the Company's 1995 Stock Option Plan (the "Plan") to each of the Named Executive Officers during the fiscal year ended December 31, 1999.

                                                 NUMBER OF                                                    POTENTIAL REALIZABLE
                                                SECURITIES        % OF TOTAL                                 VALUE AT ASSUMED ANNUAL
                                                UNDERLYING        OPTIONS TO      EXERCISE                    RATES OF STOCK PRICE
                                                  OPTIONS        EMPLOYEES IN     PRICE PER    EXPIRATION       APPRECIATION FOR
                    NAME                        GRANTED(1)      FISCAL YEAR(2)    SHARE(3)        DATE            OPTION TERM(4)
                    ----                        ----------      --------------    --------     ----------    -----------------------
                                                                                                                 5%           10%

Donald R. Scifres..........................       100,000             3.37%      $  26.7813     04/26/09    $1,684,251    $4,268,242
Gregory P. Dougherty.......................        80,000             2.70%         26.7813     04/26/09     1,347,401     3,414,594
David F. Welch.............................        52,000             1.75%         26.7813     04/26/09       875,810     2,219,486
Michael L. Foster..........................            --               --               --           --            --            --


(1) Each of these options vests over four years at a rate of 25% of the shares subject to the option per year and has a ten-year term.

(2) Based on a total of 2,969,658 options granted to employees of the Company in 1999, including the Named Executive Officers.

(3) The exercise price per share of options granted represented the fair market value of the underlying shares of Common Stock on the date the options were granted.

(4) The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their terms, assuming the specified compounded rates of appreciation on the Company's Common Stock over the term of the options. Actual gains, if any, on stock option exercise are dependent upon a number of factors, including the future performance of the Common Stock, overall stock market conditions, and the timing of option exercises, if any. There can be no assurance that amounts reflected in this table will be achieved.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

        The following table discloses for the Named Executive Officers information regarding options to purchase the Company's Common Stock exercised during 1999 and options to purchase the Company's Common Stock held at the end of 1999.

                                                                            NUMBER OF
                                                                      SECURITIES UNDERLYING            VALUE OF UNEXERCISED
                                                                     UNEXERCISED OPTIONS AT          IN-THE-MONEY OPTIONS AT
                                    SHARES            VALUE            FISCAL YEAR END (#)            FISCAL YEAR END($)(2)
                                  ACQUIRED ON      REALIZED(1)       -------------------------      ----------------------------
            NAME                  EXERCISE (#)          ($)          EXERCISABLE/UNEXERCISABLE       EXERCISABLE/UNEXERCISABLE
            ----                  ------------     ------------      -------------------------      ----------------------------

Donald R. Scifres............       720,000         $27,163,458      1,129,216    150,000           $122,261,014     $13,509,370
Gregory P. Dougherty.........        86,400           2,516,730            ---    226,000                    ---      21,841,118
David F. Welch...............        60,000           1,178,486        139,492    124,000             14,736,128      11,819,496
Michael L. Foster............        10,000             596,625         15,000     75,000              1,588,125       7,940,625



(1) The value realized upon the exercise of stock options represents the positive spread between the exercise price of stock options and the fair market of the shares subject to such options on the exercise date.

(2) The value of "in-the-money" stock options represents the positive spread between the exercise price of options and the fair market value of the underlying shares on December 31, 1999.

COMPENSATION AND STOCK OPTION COMMITTEE INTERLOCK AND INSIDER PARTICIPATION

        During 2000, the Compensation and Stock Option Committee established levels of compensation for the Company's executive officers. Dr. Myers currently serves as a member of the Compensation and Stock Option Committee of the Company's Board of Directors.


REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

        The Compensation and Stock Option Committee (the "Committee") of the Board of Directors sets the compensation of the Chief Executive Officer of the Company, reviews the design, administration and effectiveness of the compensation program for executive officers, and approves annual bonuses and stock option grants for all executive officers. The Committee, serving under a charter adopted by the Board of Directors, is composed entirely of outside directors who have never served as officers of the Company.

        The Company operates in the extremely competitive and rapidly changing high technology industry. The Company believes that the compensation programs for executive officers of the Company should be designed to attract, motivate and retain talented executives responsible for the success of the Company and should be determined within a competitive framework and based on the achievement of overall Company financial results and individual contributions.

        The compensation for each of the Company's executive officers consists of a base salary, an annual bonus and long-term incentive compensation in the form of stock option grants. Information obtained from available surveys of executive compensation in the high technology industry is used to determine total compensation levels. Based upon the Company's actual performance compared to its performance goals and the individual's performance compared to his or her performance goals the Committee then considers the award of a cash bonus.

        The Committee met in February 2000 to evaluate the annual bonus payable to the Company's executive officers and employees for fiscal 1999. In general, the performance factors utilized by the Committee to evaluate whether bonuses should be granted to Company's executive officers for fiscal 1999 are quantifiable and include, but are not limited to, the following: the Company's performance based on both revenue and profit before interest and taxes that must be attained before a portion of the incentives are awarded, and the officer's overall individual performance in his or her position and relative contribution during the year. Based on the above criteria, bonuses were paid to all of the Company's executive officers for fiscal 1999.

        Based on the above criteria, the Committee believes that the Company's executive officers are committed to achieving positive long-term financial performance and enhanced stockholder value, and that the compensation policies and programs discussed in this report have motivated the Company's executive officers to work toward these goals oriented to increasing stockholder value.

        The goal of the Company's long-term incentive compensation in the form of stock options is to align the interests of executive officers with those of stockholders and to provide each executive officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The Committee determines the size of each stock option grant according to each executive's position within the Company and sets a level it considers appropriate to create a meaningful opportunity for equity-based compensation. In addition, the Committee takes into account an individual's recent performance, his or her potential for future responsibility and promotion, and comparable awards made to individuals with comparable positions in other high technology companies. The relative weight given to each of these factors varies among individuals at the Committee's discretion.

        In November 1998, the Committee determined the annual base salary for the Chief Executive Officer for 1999. In setting Dr. Scifres' annual base salary the Committee based its decision on Dr. Scifres personal performance of his duties and on salary levels paid to chief executive officers of other high technology companies, and set his compensation somewhat below the 50th percentile of the surveyed data.

        The Company is required to disclose its policy regarding qualifying executive compensation for deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended, which provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a publicly held corporation is limited to no more than $1 million per year. For the fiscal year ended December 31, 1999, no executive officer of the Company received $1 million in total compensation, nor does the Company anticipate that compensation payable to any executive officer will exceed $1 million for fiscal year 2000.

                                  Compensation and Stock Option Committee

                                  Mark B. Myers, Ph.D.
                                  Frederic N. Schwettmann, Ph.D.
April 11, 2000

PERFORMANCE GRAPH

        The following chart compares the cumulative total stockholder return on the Company's Common Stock since the date of the Company's initial public offering (March 15, 1995) through the fiscal year ended December 31, 1999, with the cumulative total return on the CRSP Total Return Index for The NASDAQ Stock Market (U.S. Companies) and the H&Q Technology Index for selected technology stocks. The comparison assumes $100 was invested on March 15, 1995 in the Company's Common Stock and in each of the foregoing indices, and assumes reinvestment of dividends, if any. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

{IN PROCESS OF GETTING UPDATE INFORMATION FOR GRAPH}

        Graph to be plotted at printer

               3/15/95    3/31/95   6/30/95    9/30/95   12/31/95   3/31/96   6/30/96    9/30/96   12/31/96   3/31/97   6/30/97
               -------    -------   -------    -------   --------   -------   -------    -------   --------   -------   -------

SDL, Inc.        100       161        187       177        150        198       260       192        246        161       179

Nasdaq Stock     100       101        116       130        131        137       149       154        162        153       181
Market U.S.

H&Q Technology   100       101        126       142        135        137       147       156        167        160       192
Index

                9/30/97   12/31/97   3/31/98   6/30/98    9/30/98   12/31/98     3/31/99      6/30/99   9/30/99    12/31/99
                -------   --------   -------   -------    -------   --------     -------      -------   -------    --------
SDL, Inc.        190        136        223       224       117        371        851           957        1,431     4,087

Nasdaq Stock     211        198        232       238       216        279        312           342        349       504
Market U.S.

H&Q Technology   233        196        238       243       216        305        333           294        417       682
Index

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

STOCK OPTION PROMISSORY NOTES AND ESCROW INSTRUCTION AGREEMENTS

        On March 31, 1997, the Company hired Gregory P. Dougherty as its Vice President, Communications and Material Processing Components Group. Pursuant to Terms of Employment Offer extended to Mr. Dougherty dated February 21, 1997, the Company agreed to compensate Mr. Dougherty as follows: Relocation Incentives. The Company loaned Mr. Dougherty $612,000 in connection with the purchase of a house in San Jose, California, with a 10-year term at no interest, secured by a mortgage on the house. Mr. Dougherty is to pay against the principal of the loan
(i) 100% of any amount paid under the Option Appreciation Guarantee against the principal of the loan and (ii) 50% of the net after-tax proceeds of all bonus payments received from the Company during the term of the loan. Of the loan principal, $40,000 is to be forgiven each year over 10 years for continuous employment except in year 1 and year 5 where $0 and $80,000 are forgiven respectively. The remaining principal of the loan is due on March 31, 2007. In the event of termination of Mr. Dougherty's employment, payment on the loan is accelerated. In the event of involuntary termination or Mr. Dougherty's death or disability, Mr. Dougherty has the option for one year to require the Company to repurchase the house at the higher of the original purchase price or the appraised market value at the time of termination. Sale of Pennsylvania Residence. The Company further assisted Mr. Dougherty in his relocation by paying Mr. Dougherty a total of $62,742 in connection with the sale of his prior residence. Additional Relocation Assistance. In addition, the Company paid Mr. Dougherty $49,200 and loaned Mr. Dougherty $150,800 in connection with his relocation. The loan is forgiven at the rate of 20% of the principal thereof on each of the first 5 anniversaries of Mr. Dougherty's employment date, on the condition that he is still employed by the Company. In the event of involuntary termination or termination for any reason after 12 months of continuous employment with the Company, the entire amount of such loan will be forgiven. Stock Option Grants. Mr. Dougherty was granted a stock option on 112,000 shares of Company Common Stock at an exercise price of $4.8125 (the "Initial Grant"), which was the fair market value at the time of grant.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of March 23, 2000 by (a) each stockholder known by the Company to be the beneficial owner of more than five percent of the Company's Common Stock, (b) each director and nominee for director of the Company, (c) each executive officer named in the Summary Compensation Table above who beneficially owns shares and (d) all executive officers, directors and nominees for director who beneficially own shares, as a group.

                                                NUMBER OF SHARES      PERCENTAGE OF SHARES
          NAME OF BENEFICIAL OWNER             BENEFICIALLY OWNED    BENEFICIALLY OWNED (1)
          ------------------------             ------------------    ----------------------
LeRoy C. Kopp and Kopp Investment
Advisors, Inc. (2).........................         6,675,152                   9.2%
Janus Capital Corp. (3)....................         6,346,770                   8.7%
Putman Investments, Inc. (4)...............         6,204,418                   8.6%
Donald R. Scifres (5)......................         3,598,582                   4.9%
David F. Welch (6).........................           395,246                   *
Gregory P. Dougherty (7)...................            48,694                   *
Michael L. Foster (8)......................            32,000                   *
Anthony B. Holbrook (9)....................            31,000                   *
Keith B. Geeslin (10)......................            27,840                   *
Mark B. Myers (11).........................            25,000                   *
Frederic N. Schwettmann (12)...............            13,000                   *
All executive officers and directors as a
  group (8 persons) (13)...................         4,171,362                   5.6%


*       Less than one percent.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 23, 2000 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. Applicable percentages are based on 72,748,983 shares outstanding on March 23, 2000, adjusted as required by the rules. To the Company's knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name.

(2) LeRoy C. Kopp and Kopp Investment Advisors, Inc.'s address is 7701 France Avenue South, Suite 500, Edina, Minnesota 55435. Such information is based on a Schedule 13G filed by such stockholder with the Securities and Exchange Commission and reflects stock held as of December 31, 1999 , including 1,019,400 shares as to which Kopp Investment Advisors, Inc. has sole voting power and 1,020,000 shares of which Kopp Investment Advisors, Inc. has sole investment power.

(3) Janus Capital Corp.'s address is 100 Fillmore Street Suite 300, Denver, Colorado 80206. Such information is based on a Schedule 13G filed by such stockholder with the Securities and Exchange Commission and reflects stock held as of December 31, 1999, including 6,346,770 shares as to which Janus Capital Corp. has shared voting and investment power.

(4) Putman Investments, Inc.'s address is One Post Office Square, Boston, Massachusetts. Such information is based on a Schedule 13G filed by such stockholder with the Securities and Exchange Commission and reflects stock held as of December 31, 1999, including 39,700 shares as to which Putman Investments, Inc. has shared voting power and 6,240,418 shares of which Putman Investments, Inc. has shared investment power.

(5) Includes (i) 1,983,678 shares held by The Donald R. and Carol D. Scifres Revocable Living Trust, (ii) 46,600 shares held by the Scifres Family 1999 Charitable Unitrust UAD 12/22/99, (iii) 48,000 shares held by the Palo Hills Foundation, (iv) 344,820 shares held by Dr. Scifres' five dependent children and (v) 939,216 options exercisable during the sixty-day period following March 23, 2000. Dr. Scifres' address is c/o SDL, Inc., 80 Rose Orchard Way, San Jose, California 95134.

(6) Includes 189,492 options exercisable during the sixty-day period following March 23, 2000.

(7) Includes 48,000 options exercisable during the sixty-day period following March 23, 2000.

(8) Includes 5,000 options exercisable during the sixty-day period following March 23, 2000.

(9) Includes 31,000 options exercisable during the sixty-day period following March 23, 2000.

(10) Includes 13,000 options exercisable during the sixty-day period following March 23, 2000.

(11) Includes 25,000 options exercisable during the sixty-day period following March 23, 2000.

(12) Includes 13,000 options exercisable during the sixty-day period following March 23, 2000.

(13) Includes 1,263,708 options exercisable during the sixty-day period following March 23, 2000.



                              STOCKHOLDER PROPOSALS

        Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. For stockholder proposals to be considered properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice therefor in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to or mailed and received by the Secretary of the Company at the principal executive offices of the Company, between January 26, 2001 and February 25, 2001. A stockholder's notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of the Company which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business.

        Requirements for Stockholder Proposals to be Considered for Inclusion in the Company's Proxy Materials. Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at the Company's 2001 Annual Meeting of Stockholders must be received by the Company not later than December 12, 2000 in order to be considered for inclusion in the Company's proxy materials for that meeting.

                                  OTHER MATTERS

        COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT. Section 16(a) of the Exchange Act requires the Company's officers and directors and persons who own more than ten percent of the Company's Common Stock (collectively, "Reporting Persons") to file reports of ownership and changes in ownership with the SEC and the NASDAQ National Market. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

        Based solely on its review of the copies of such reports received or written representations from certain Reporting Persons, during 1999, the Company believes that all reporting persons complied with all applicable reporting requirements, except that Dr. Scifres filed three late Form 4s each covering one transaction.

        OTHER MATTERS. The Board of Directors knows of no other business which will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

        It is important that the proxies be returned promptly and that your shares be represented.

        Stockholders are urged to fill in, sign and promptly return the accompanying form in the enclosed envelope.

                                  By Order of the Board of Directors


                                  Michael L. Foster,
                                  Vice President, Finance and Chief Financial
                                  Officer and Secretary

April 11, 2000
San Jose, California

                         [FORM OF FRONT OF PROXY CARD]

                                                                           PROXY

                                    SDL, INC.
                               80 Rose Orchard Way
                               SAN JOSE, CA 95134

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING ON MAY 18, 2000.

        Donald R. Scifres and Michael L. Foster, or any one of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of SDL, Inc. (the "Company"), to be held on Thursday, May 18, 2000, and any adjournment or postponement thereof.

        Election of two (2) Class 2 Directors (or if the nominees are not available for election, such substitutes as the Board of Directors or the proxy holders may designate). Nominees: DR. SCHWETTMANN AND MR. HOLBROOK

                          [FORM OF BACK OF PROXY CARD]

         Shares represented by this proxy will be voted as               MARK HERE FOR
directed by the shareholder. IF NO SUCH DIRECTIONS ARE                   ADDRESS CHANGE         [ ]
INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE FOR THE               AND NOTE AT RIGHT
ELECTION OF ALL DIRECTORS, AND FOR ITEMS 2, 3 & 4.

----------------------------------------------------------------
    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE                     Please sign exactly as your name appears herein. Joint
    ELECTION OF DIRECTORS AND FOR PROPOSALS 2, 3 & 4.                    owners should each sign. When signing as attorney,
                                                                         executor, administrator, trustee or guardian,
1.  Election of Director (see reverse):                                  please give full title as such.
        [ ] FOR        [ ] WITHHELD
         FOR, except vote withheld from the following nominee:

         -------------------------------------------------------         Signature                                  Date
                                                                                  -------------------------------       -----------
         -------------------------------------------------------         Signature                                  Date
                                                                                  -------------------------------       -----------
2. To approve an amendment to the Company's 1995 Employee Stock
Purchase Plan to increase the number of shares reserved
for issuance thereunder from 4,600,000 to 5,500,000 shares
and making certain other procedural changes to the plan.
       [ ] FOR       [ ] AGAINST       [ ] ABSTAIN                       PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD
                                                                         PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.
3. To approve an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of
Common Stock.
       [ ] FOR       [ ] AGAINST       [ ] ABSTAIN

4. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the 2000 fiscal year:
       [ ] FOR       [ ] AGAINST       [ ] ABSTAIN

5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual
Meeting.